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EXHIBIT NO. 99.1: PRESS RELEASE OF ALCAN ALUMINIUM LIMITED, DATED JUNE 1, 2000

MONTREAL, CANADA AND ZURICH, SWITZERLAND - JUNE 1, 2000 - Alcan Aluminium Limited (NYSE, TSE: AL) and algroup (SWX: ALUN) announced today that they have reached agreement on revised terms of the proposed merger of the two companies.

The new transaction will involve the exchange of 17.1 Alcan Common Shares for every algroup share. In addition, there will be a repayment of capital of SFr. 90 and a special dividend of SFr. 135 for every share of algroup. The combination of SFr. 225 in cash and 17.1 Alcan Shares has been designed to ensure a sound mix of debt and equity for the combined balance sheet of the two groups.

The capital repayment and the special dividend will require the approval of algroup shareholders which will be sought in an Extraordinary Meeting to be held in July 2000. The special dividend will be conditional on 67% of the outstanding shares of algroup being tendered to the Alcan exchange offer. Given the time requirements associated with capital repayments, the exchange offer is expected to be launched in the third quarter.

The proposed combination would have had combined revenues of US$12.4 billion (based on 1999 pro forma) in the aluminium and packaging industries. Expected synergies will be at least US$150 million.

"I am confident that this merger will deliver significant shareholder value and I look forward to merge algroup and Alcan operations into one new global and stronger industry leader in the aluminium and specialty packaging businesses" concluded Jacques Bougie, President and CEO of Alcan who will continue in this capacity after the merger.

"This combination represents exceptional value to our shareholders" said Sergio Marchionne, CEO of algroup. "The new company will be in an improved position to serve its customers' needs on a global basis."

In connection with the revised merger terms, algroup and Alcan have secured the support of BZ Group Holding Limited and affiliates who have committed, as principal and on behalf of clients, to irrevocably tender approximately 34% of the outstanding shares of algroup to the Alcan exchange offer.

Alcan is a multinational, market driven, low cost producer of aluminium products. With operations in over 30 countries with some 30,000 employees, Alcan is one of the most international aluminium companies in the world. It is a leading producer of primary metal and a global producer and marketer of rolled aluminium products.

Algroup is one of Switzerland's largest corporations with operations in 18 countries. Based in Zurich, it employs more than 23,000 people engaged in aluminium and packaging activities. It has established clear leadership in the automotive and mass transportation areas, and is a global packaging supplier to the food, personal care and pharmaceutical markets.

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
ALCAN
MEDIA RELATIONS                             INVESTOR RELATIONS
Marc Osborne                                Alan G. Brown
+1(514)848-1342                             +1(514)848-8368

ALGROUP
Corporate Communications                    Investor Relations
Christine Menz                              Michel Gerber
+41-1-386-2595                              +41-1-386-2314

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